EXHIBIT 99.1

Contact:

For Indevus
Michael W. Rogers	Brooke D. Wagner
Executive Vice President and CFO	VP, Corporate Communications
(781) 861-8444	(781) 402-3410

INDEVUS RECEIVES NON-APPROVABLE LETTER

FROM FDA FOR VALSTARTM

VALSTAR-specific Issues Have Been Resolved;

Remaining Issues Pertain to cGMP Compliance of

Third-party Manufacturing Facility

Company Expects to Resolve cGMP Issues in the Next Several Months

LEXINGTON, MA, December 19, 2007 – Indevus Pharmaceuticals, Inc. (NASDAQ: IDEV) today announced that it has received a non-approvable letter from the U.S. Food and Drug Administration (FDA) for VALSTARTM related to its chemistry, manufacturing and controls (CMC) NDA supplement submitted to the FDA in May 2007. The letter was received following the Company’s response to an August 2007 approvable letter.

The VALSTAR-specific issues that caused the 2002 withdrawal of the product from the market have been satisfactorily resolved. However, during a recent FDA pre-approval inspection of the Company’s third-party manufacturing facility for VALSTAR, deficiencies were identified that require resolution prior to approval. The Company believes that successfully addressing the deficiencies at the manufacturing plant is the only remaining item for product approval. Upon resolution, which the Company expects to occur within several months, the Company will respond to the FDA and request re-inspection of the facility.

“We and our third-party manufacturer firmly believe we will be able to resolve the open cGMP issues within the next several months,” stated Glenn L. Cooper, M.D., chairman and chief executive officer of Indevus. “We have been in direct communication with the FDA and they have committed to working closely with us and our manufacturer to resolve the open cGMP issues in an expeditious manner. They appreciate the need and desire to return VALSTAR, currently on the FDA Drug Shortages List, to the market as quickly as possible.”

VALSTAR, a sterile solution of valrubicin for intravesical instillation, is the only product approved by the FDA for therapy of bacillus Calmette-Guerin (BCG)-refractory carcinoma in situ (CIS) of the urinary bladder. VALSTAR was removed from the market in 2002 due to impurities in the original formulation and was placed on the FDA Drug Shortages List. Indevus acquired VALSTAR through its acquisition of Valera Pharmaceuticals and after completing the resolution of the impurity issue, submitted a chemistry, manufacturing and controls (CMC) NDA supplement to the FDA in May 2007.

About VALSTAR™

VALSTAR is indicated for intravesical therapy of BCG-refractory carcinoma in situ (CIS) of the urinary bladder in patients for whom immediate cystectomy would be associated with unacceptable morbidity or mortality.

In clinical trials, when provided after transurethral resection, VALSTAR patients had a median 21 months to documented recurrence of disease.

VALSTAR has been shown to induce complete response in only about 1 in 5 patients with BCG-refractory CIS. It is important to note that delaying cystectomy could lead to development of metastatic bladder cancer.

About Indevus

Indevus Pharmaceuticals, Inc. is a specialty pharmaceutical company engaged in the acquisition, development and commercialization of products to treat conditions in urology and endocrinology. The Company’s approved products include SANCTURA® XR and SANCTURA® for overactive bladder, VANTAS® for advanced prostate cancer, SUPPRELIN® LA for central precocious puberty, and DELATESTRYL® to treat male hypogonadism. The Indevus development pipeline contains multiple compounds within the Company’s core therapeutic areas in addition to several partnered or partnerable programs. The most advanced compounds in development include, VALSTAR™ for bladder cancer, NEBIDO® for male hypogonadism, PRO 2000 for the prevention of infection by HIV and other sexually-transmitted pathogens, octreotide for acromegaly, and pagoclone for stuttering.

Forward Looking Statements

Except for the descriptions of historical facts contained herein, this press release contains forward-looking statements that involve risks and uncertainties that could cause the Company’s actual results and financial condition to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties are set forth in the Company’s filings under the Securities Act of 1933 and the Securities Exchange Act of 1934 under “Risk Factors” and elsewhere, and include, but are not limited to: dependence on the success of SANCTURA, SANCTURA XR, NEBIDO, VANTAS and SUPPRELIN LA; effectiveness of our sales force; competition and its effect on pricing, spending, third-party relationships and revenues; dependence on third parties for supplies, particularly for histrelin, manufacturing, marketing, and clinical trials; risks associated with being a manufacturer of some of our products; risks associated with contractual agreements, particularly for the manufacture and co-promotion of SANCTURA and SANCTURA XR and the manufacture of NEBIDO, VANTAS, SUPPRELIN LA and VALSTAR; reliance on intellectual property and having limited patents and proprietary rights; dependence on market exclusivity, changes in reimbursement policies and/or rates for SANCTURA, VANTAS, SUPPRELIN LA, DELATESTRYL and any future products; acceptance by the healthcare community of our approved products and product candidates; uncertainties relating to clinical trials, regulatory approval and commercialization of our products, particularly SANCTURA XR, NEBIDO, and VALSTAR; product liability and insurance uncertainties; risks relating to the Redux-related litigation; need for additional funds and corporate partners, including for the development of our products; history of operating losses and expectation of future losses; uncertainties relating to controls over financial reporting; difficulties in managing our growth; valuation of our Common Stock; risks related to repayment of debts; risks related to increased leverage; general worldwide economic conditions and related uncertainties; and other risks. Indevus undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

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